SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
June 3, 2010

(Date of Report; Date of Earliest Event Reported)
BORDERS GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Michigan	1-13740	38-3294588

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
100 Phoenix Drive, Ann Arbor, MI 48108

(Address of Principal Executive Offices)
734-477-1100

(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(c) On June 3, 2010, Michael J. Edwards was elected President of Borders Group, Inc. (the “Company”) and President and Chief Executive Officer of Borders, Inc., the principle subsidiary of Borders Group, Inc. Also on June 3, 2010, Bennett S. LeBow, who recently became Chairman of the Borders Group, Inc. Board of Directors, was elected Chief Executive Officer of Borders Group, Inc. Mr. Edwards will report to Mr. LeBow.
Mr. Edwards, age 50, has been interim President and Chief Executive Officer of Borders Group, Inc. since January 2010. Mr. Edwards joined the Company in September 2009 as Executive Vice President and Chief Merchandising Officer. Prior to joining the Company, Mr. Edwards served as President and Chief Executive Officer of Ellington Leather, a leather handbags and accessories wholesaler. From 2004 through 2007, he was President and Chief Executive Officer of lucy activewear, inc., an apparel retailer. Prior to lucy, Mr. Edwards was Executive Vice President, Operations for fabric and specialty craft retailer Jo-Ann Stores. He is a 1983 graduate of Philadelphia’s Drexel University and currently serves as a trustee of the International Council of Shopping Centers.
Mr. LeBow, age 72, is the Chairman of the Board of Directors of Vector Group, Ltd. (“Vector”), a New York Stock Exchange-listed company, and has been a director of Vector since October 1986. Mr. LeBow served as Executive Chairman of Vector from January 2006 until his retirement on December 30, 2008. He served as the Chairman and Chief Executive Officer of Vector from June 1990 to December 2005. Mr. LeBow served as President and Chief Executive Officer of Vector Tobacco Inc., a subsidiary of Vector engaged in the development and marketing of low nicotine and nicotine-free cigarette products and the development of reduced risk cigarette products, from January 2001 until December 2007 and as a director from October 1999 until December 2007. Mr. LeBow was Chairman of the Board of New Valley Corporation from January 1988 to December 2005 and served as its Chief Executive Officer from November 1994 to December 2005. New Valley Corporation was a majority-owned subsidiary of Vector until December 2005, when Vector acquired the remaining minority interest. New Valley Corporation is engaged in the real estate business.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Borders Group, Inc. (Registrant)
Dated: June 4, 2010	By:	/s/ MARK R. BIERLEY
Mark R. Bierley
Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)